Exhibit 10.1
EXECUTION VERSION
LICENSE AGREEMENT
     This License Agreement (“Agreement”), made this 27th day of May, 2009 (“Effective Date”), between Echo Therapeutics, Inc., a corporation existing under the laws of the State of Delaware, having its principal place of business at 10 Forge Parkway, Franklin, Massachusetts 02038 (“Licensor”), and Ferndale Pharma Group, Inc., a corporation existing under the laws of the State of Michigan, having its principal place of business at 780 West Eight Mile Road, Ferndale, Michigan 48220 (“Licensee”).
RECITALS
     A. Licensor is engaged in the business of research, development, production and commercialization of transdermal medical devices and pharmaceuticals, with emphasis on (i) transdermal continuous glucose monitoring (tCGM) systems for use in clinical settings and by people with diabetes and (ii) transdermal drug delivery technologies;
     B. Licensor has developed and is commercializing the Prelude Technology (as defined below);
     C. Licensor has developed Know-How (as defined below) relating to the Prelude Technology; and
     D. Subject to the terms and conditions of this Agreement, Licensee desires to obtain from Licensor an exclusive license under the Patents (as defined below) and the Know-How in order to develop, have developed, assemble, use, market, have marketed, sell and have sold, and export the Products (as defined below) within the scope of the Field (as defined below) and in the Territory (as defined below);
     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:
     1. Definitions.
“50% Royalty” has the meaning given in Section 6.2.
“510(k) Clearance” means the 510(k) medical device clearance from the FDA for the Prelude™ SkinPrep System, which states, inter alia, that the labeling is substantially equivalent to that approved by the FDA for the SonoPrep™ System in 510(k) Number K040525.
“Affiliate” means any company, corporation, firm, partnership or other entity that controls, is controlled by or is under common control with the party in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through ownership of voting securities, by contract, or otherwise.
“Available Product Opportunity” means a combination of lidocaine and Azone TS™.

“Clearance” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the marketing and commercial sale of the Products in the Field in a regulatory jurisdiction including, but not limited to, a 510(k) Clearance.
“Commercial Sale” means a commercial sale of Product Components to a non-Affiliate third-party within the scope of the Field in the Territory.
“Confidential Information” means, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party and is marked, identified or otherwise indicated to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.
“Contract Year” has the meaning given in Section 6.2.
“Defense Action” means a lawsuit or claim that arises out of Licensee’s practice of the composition or method of preparing the composition as set forth in one or more of the claims of the Patents.
“Device” means a mechanical skin ablation device including embedded software, with charging stand.
“FDA” means the United States Food and Drug Administration.
“Field” means the temporary disruption of the outer layer of the skin prior to the application of topical analgesic/anesthetic cream, for local dermal anesthesia or analgesia prior to a needle insertion or IV procedure.
“Final Patent Refusal” means a final, non-appealable denial or refusal (not subject to re-examination) to issue a patent in a certain country by that country’s patent reviewing body.
“Improvement Plan” has the meaning given in Section 6.2.
“Improvements” means any replacements, improvements or modifications to the Device or Product Components, in each case in the Field.

“Know-How” means trade secret and other know-how rights in all information and data that is not generally known (including, but not limited to, information and data regarding formulae, procedures, protocols, techniques and results of experimentation and testing), which is necessary or useful to use, develop, sell, or seek Clearance for the Prelude Technology for use in the Field.
“Joint Inventions” means inventions, discoveries, know-how, trade secrets, and other information, that are made jointly by the parties in the course of the performance of this Agreement.
“Joint Patents” means any and all patents claiming Joint Inventions.
“Net Sales” means the gross amounts or cash equivalents actually received by Licensee or its Affiliates, subsidiaries, Sublicensees or assigns during the term of this Agreement less amounts directly attributable to: (i) rebates actually paid or taken (including government rebates such as Medicaid chargebacks or rebates), administrative fees in lieu of rebates paid to managed care and similar institutions, chargebacks and retroactive price adjustments; (ii) refunds, credits or allowances actually granted upon claims, rejections or returns of such sales of Product Components, including recalls, regardless of the party requesting the claim, rejection, or return; (iii) separately itemized freight, postage, packaging, shipping, and insurance charges actually incurred by Licensee for delivery of such Product Components; (iv) taxes (but not income taxes on sales), duties, or other governmental charges levied on or measured by the invoiced amount for the Product Components, and actually paid by Licensee; and (v) normal and customary trade, quantity and cash discounts and allowances actually allowed.
“Option” has the meaning given in Section 2.4.
“Option Period” has the meaning given in Section 2.4.
“Patents” means the patents and patent applications identified on attached Schedule A, including (i) all patent applications which are renewals, divisions, continuations, continuations-in-part, substitutions, or additions of the patents listed on Schedule A, (ii) all foreign counterparts of the patents listed on Schedule A, and (iii) all patents, including reissues, re-examinations and extensions which may issue on any of the preceding.
“Prelude Technology” means a proprietary technology known as the Prelude™ SkinPrep System that is capable of, among other things, temporarily disrupting the outer layer of the skin for the purpose of administering a topical anesthetic or analgesic and accelerating the time to onset for topical anesthetic or analgesic drugs including, but not limited to, lidocaine.
“Product Components” means, collectively, an abrasive tip, a reference electrode ring, Benzalkonium Chloride for skin preparation, and topical 4% lidocaine cream.

“Products” means the Device and the products and formulations based on the Prelude Technology described on attached Schedule B that are comprised of the Product Components and assembled in a kit.
“Qualifying Third Party” means a corporate partner or a licensee that receives commercialization rights to the Product for use in the Field in the Territory under a sublicense.
“Recipient” means the party receiving Confidential Information.
“Sublicense Consideration” means payments made by a Sublicensee to Licensee or its Affiliates in consideration for a sublicense agreement to use the Patents, such as up-front license fees, maintenance fees, milestone fees, and minimum unearned royalties; but excluding all earned running royalties (since earned running royalties on Licensee’s Net Sales are payable to Licensor pursuant to Section 6.2).
“Sublicensee” means any party, other than an Affiliate, that obtains certain rights under this Agreement by entering into an agreement or arrangement with Licensee, or receives a license grant from Licensee under the Patents.
“Sublicensee Breach” means a breach by a Sublicensee of the payment obligations affecting Licensor or any other material terms and conditions of a sublicense that would constitute a breach of the terms and conditions of this Agreement if such acts were performed by Licensee.
“Territory” means the United States and its territories and possessions, Canada, Mexico and the United Kingdom.
“Total Claim Amount” means all amounts expended by Licensor and/or Licensee in connection with any third party claim of infringement or misappropriation in a Defense Action, including, but not limited to, attorney fees and legal costs, and/or a royalty or other amount that must be paid to a third party as a result of a final claim or judgment or settlement.
“Trademarks” means the trademarks set forth on the attached Schedule C.
     2. Grant of License; Sublicenses; Licensee’s Right of First Refusal; Improvements; Licensor’s Supply and Sale of Certain Goods to Licensee.
     2.1 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee the exclusive right and license under the Patents, and the Know-How to develop, have developed, assemble, use, market, have marketed, sell and have sold, and export the Products, within the scope of the Field in the Territory.
     2.2 Licensee may use the Trademarks solely as necessary to use, offer for sale, sell, lease and/or export the Products in accordance with the terms and conditions of this Agreement. Licensee acknowledges that all use of the Trademarks pursuant to this Agreement must be in accordance with Licensor’s policies and must meet Licensor’s quality standards. Licensee understands and agrees that its use of the Trademarks does not create any right, title or interest in or to the use of the Trademarks and that all such use and goodwill associated with the Trademarks will inure to the benefit of Licensor. Except as expressly permitted by Licensor in writing, Licensee shall not adopt nor attempt to register any trademark, trade name or service mark which is confusingly similar to the Trademarks. In addition to the Trademarks, Licensee, in Licensee’s sole discretion, may use other trademarks to use, offer for sale, sell, lease and/or export the Products in accordance with the terms and conditions of this Agreement. Licensee shall be responsible for developing and registering trademarks for the Products, and shall own all such trademarks. Licensee shall not be obligated to use the Trademarks, but may do so in its sole discretion and otherwise in accordance with the terms and conditions of this Agreement.
     2.3 Licensee shall have the unconditional right to sublicense any right granted to Licensee under this Agreement, subject to the following conditions:
     2.3.1 In each such sublicense, the Sublicensee will be permitted to grant further sublicenses, and so forth for further sub-tier sublicenses, but only on the condition that any such sublicense will be subject to the terms and conditions of the license granted to Licensee under this Agreement, including payments to Licensor of royalties and other fees set forth in Section 6 based upon consideration paid by any further Sublicensee for any such further sublicense.
     2.3.2 Licensee will forward to Licensor, within thirty (30) days following its execution, a fully executed, complete and accurate copy of each sublicense granted under this Agreement. Licensor’s receipt of such sublicense will not constitute a waiver of any of Licensor’s rights or Licensee’s obligations under this Agreement. Each such sublicense agreement shall be treated as the Confidential Information of Licensee.
     2.3.3 Each sublicense will contain a right of termination by Licensee in the event of a Sublicensee Breach. In the event of a Sublicensee Breach, and if after a reasonable opportunity to cure as provided in any such Sublicensee’s sublicense, such Sublicensee fails to cure such Sublicensee Breach, then Licensee will terminate the sublicense unless Licensor agrees in writing that such sublicense need not be terminated. Such Sublicensee Breach and termination of a Sublicensee’s sublicense will not affect the term of Licensee’s license hereunder or the sublicense of any non-breaching Sublicensee.
     2.3.4 Upon termination of this Agreement for any reason, all sublicenses will be assigned to Licensor, and Licensor will have no greater duties or lesser rights under such sublicenses than Licensor has under the Agreement.
Licensee shall have the sole discretion to determine the financial and other terms on which any sublicenses shall be granted under this Agreement; however, no such sublicense agreement shall alter any obligation owed by Licensee to Licensor under this Agreement.

     2.4 For a period of twelve (12) months following Licensee’s receipt of notification that the 510(k) Clearance has been granted (the “Option Period”), Licensor grants to Licensee the right of first refusal (“Option”) to obtain an exclusive license to develop, have developed, assemble, use, market, have marketed, sell and have sold, and import and export all products that fall within the definition of Available Product Opportunity. Whether to exercise such Option is solely at the discretion of Licensee, but if Licensee does exercise the Option, Licensee must exercise the Option within the Option Period by payment of a [**] Option fee. The Option fee shall be paid at the time of Licensee’s exercise of the Option and shall be fully creditable against any subsequent license fee due for such technology. Upon payment of such Option fee, the same rights granted in Sections 2.1 through 2.3 of this Agreement shall be extended automatically to cover the use of the Available Product Opportunity.
     2.5 Any Improvements to the Patents or Know-How made by or for Licensor during the term of this Agreement shall be made available to Licensee and be deemed included within the scope of the licensed rights under this Agreement without any additional consideration on the part of Licensee.
     2.6 Promptly following the Effective Date, Licensor shall disclose to Licensee all Know-How and assist Licensee in the use of all such Know-How to enable Licensee to perform its obligations under this Agreement. In addition, Licensor shall make available to Licensee during the term of this Agreement, at Licensor’s expense, upon reasonable notice and during normal business hours, the reasonable assistance of Licensor’s employees who are knowledgeable about the Know-How in order to facilitate Licensee’s efforts to develop and commercialize the Products in accordance with the terms and conditions of this Agreement.
     2.7 In consideration for the sums paid pursuant to this Agreement, Licensor shall not, during the term of this Agreement, conduct, fund, license or participate in, directly or indirectly through one or more third parties, the development, distribution or commercialization in any country in the Territory, of any product that can reasonably be interpreted to compete with the Products within the scope of the Field in the Territory. Notwithstanding the foregoing, the restrictions in this Section 2.7 shall not apply to any product relating to Licensor’s Symphony or AzoneTS-based technologies, as identified on attached Schedule D.
     2.8 Licensee shall notify Licensor of the occurrence of the first Commercial Sale no later than ten (10) days after such sale.
     2.9 Exclusively for the purposes of this Agreement, Licensor shall supply all of Licensee’s requirements of the Devices, the abrasive tips and the reference electrode rings pursuant to the terms and conditions of a Supply Agreement to be negotiated in good faith and executed by the parties subsequent to the Effective Date of this

**	Echo Therapeutics, Inc. has requested confidential treatment of this competitive and financial information, the disclosure of which could result in competitive harm.

Agreement. Licensee, at Licensee’s cost and expense, shall supply and/or have supplied the Benzalkonium Chloride for skin preparation and the topical 4% lidocaine cream.
     3. Representations and Warranties.
Licensor represents and warrants to Licensee that:
     3.1 Licensor is the exclusive owner or licensee of all rights to the Patents, the Trademarks and the Know-How, has the right to grant this exclusive license to Licensee, and has not granted to any other person, firm or corporation any right, license, shop right, or privilege to the Patents, the Trademarks or the Know-How within the scope of the Field in the Territory.
     3.2 Other than the Patents, Licensor has not (i) filed, or caused to be filed, any pending patent applications based on or claiming the Prelude Technology for use in the Field, or (ii) obtained in its name or caused to be obtained in the name of others any letters patent based on or claiming the Prelude Technology for use in the Field.
     3.3 By execution of this Agreement, Licensor does not violate any other agreements, rights or obligations existing between Licensor and any other person, firm, corporation or other entity.
     3.4 To Licensor’s knowledge, there are no existing or threatened actions, suits or claims pending against Licensor with respect to Licensor’s right to enter into and perform its obligations under this Agreement.
     3.5 Licensor is not aware of any third party intellectual property rights that are infringed by the Patents, the Trademarks or by the Prelude Technology.
     3.6 Licensor has not granted any rights that currently exist under the Patents, the Trademarks and/or the Know-How within the scope of the Field in the Territory other than the rights granted in this Agreement.
     3.7 Licensor has disclosed to Licensee all the information in Licensor’s possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents associated with the use of the Prelude Technology in the Field, whether or not obtained from any clinical or non-clinical studies.
     3.8 This Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms.
Licensee represents and warrants to Licensor that:
     3.9 Licensee shall use commercially reasonable and diligent efforts to commercialize the Products in the Territory. Without limiting the generality of the foregoing, Licensee shall use commercially reasonable and diligent efforts to (i) obtain necessary Clearances for the Products in the Territory, and (ii) manufacture, market and sell the Products to meet market needs in the Territory.
     4. The Patents and Inventions.
     4.1 Subject to the terms and conditions of this Agreement, all right, title and interest, in and to the Patents vests solely in Licensor. Licensor shall have the obligation to file, prosecute and maintain all Patents in the Territory at its sole expense during the term of this Agreement. Licensor shall pay all expenses in connection with its filing, prosecution and maintenance of the Patents in the Territory.
     4.2 Subject only to the rights expressly granted to the other party hereunder, each party retains its entire right, title and interest in and to any inventions, discoveries, know-how, trade secrets, and other information made or developed solely by such party and/or its consultants in the course of the performance of this Agreement (“Sole Inventions”), and shall have the right, but not the obligation, at its own expense, to file, prosecute and maintain any patents claiming its Sole Inventions in all countries of the world.
     4.3 Both parties shall jointly own any and all Joint Inventions, provided, however, that Licensor shall be granted an exclusive fully-paid, royalty free license to any and all Joint Inventions that are based on, related to or in any way incorporate the Patents and/or the Prelude Technology. Licensor and Licensee shall designate one of them to be responsible for filing, prosecuting and maintaining any and all Joint Patents. All costs and expenses of filing, prosecuting, maintaining, defending and enforcing such Joint Patents will be borne equally by both Licensor and Licensee. The party designated to perform patenting activities shall seek the comments of the other party and shall keep the other informed of the progress of such prosecution by providing quarterly status reports and copies of all correspondence between their patent counsel and the patent offices of the countries where such applications were filed. Such other party shall reasonably assist the party designated in the prosecution of Joint Patents, including, without limitation, by executing any necessary powers of attorney. Each party shall provide the other party with quarterly written updates on its commercialization efforts under any Joint Patents. Each party shall notify the other party of any infringement of a Joint Patent known to such party and, if it takes action to enforce a Joint Patent, it shall provide the other party with quarterly updates on the status of its enforcement efforts.
     4.4 Licensor shall not, during the term of this Agreement, abandon the Patents in any country in the Territory without first consulting with Licensee and obtaining Licensee’s prior written consent for such abandonment, unless abandonment is in favor of a subsequent patent application claiming the subject matter of the proposed abandoned application and the patentability of the subject matter is not negatively affected.
     4.5 Licensor may conspicuously mark all Devices with the word “Prelude™” and the words “This product is patented by Echo Therapeutics, Inc. and distributed under license by Ferndale Pharma Group, Inc. [or the name of an Affiliate of Licensee, as directed by Licensee]”, or with such alternate wording as the parties may agree upon from time to time.

     5. Information; Confidentiality.
     5.1 Licensor shall, upon request and to the best of its ability, furnish to Licensee and/or its nominees, copies of all information and documents in Licensor’s possession which are reasonably necessary to commercialize the Products within the scope of the Field in the Territory.
     5.2 During the term of this Agreement, and for a period of seven (7) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information, except on a need-to-know basis to those Affiliates, directors, officers, employees, consultants, clinical investigators, contractors, Sublicensees, distributors, permitted assignees, partners, investors, or advisors, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
     5.3 Except as otherwise provided in Section 5.2 above, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other party.
     5.4 The confidentiality obligations contained in this Section 5 shall not apply to the extent that the Recipient is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, or (b) to disclose information to any regulatory authority for purposes of obtaining a Clearance for the Products.
     6. License Fees, Sublicense Consideration, Milestone Payments and Payment of Royalties.
     6.1 Licensee shall pay to Licensor the following amounts: (i) a license fee of Seven Hundred Fifty Thousand Dollars ($750,000) on the Effective Date, and (ii) a milestone payment of Seven Hundred Fifty Thousand Dollars ($750,000) within ninety (90) days of Licensee’s receipt of a copy of the FDA’s written grant of the 510(k) Clearance. Additionally, Licensee shall pay to Licensor the following milestone payments based on aggregate Net Sales of Product Components:
     [**]
     6.2 Royalty payments due to Licensor shall be equal to: (i) for all Net Sales in a Contract Year up to $[**], [**] percent ([**]%) of all Net Sales of the Product

Components within the scope of the Field in the Territory, and (ii) for all Net Sales in a Contract Year over $[**], [**] percent ([**]%) of all Net Sales of the Product Components within the scope of the Field in the Territory; however, where a Licensor patent application has received a Final Patent Refusal, all such royalty payments from sales in such country shall be reduced by one-half (the “50% Royalty”). Notwithstanding the foregoing, if a Product has market exclusivity or similar commercial protection granted by a regulatory authority in a Territory in which there is a Final Patent Refusal, then the 50% Royalty shall not be applicable until the market exclusivity period has expired. Regardless of the amount of Net Sales for such year, Licensee shall pay a minimum annual royalty to Licensor for each 12-month period as set forth below. Year 1 shall commence on the first Commercial Sale and each of the nine (9) successive 12-month periods shall represent Years 2-10 (each, a “Contract Year”).

Contract Year	Minimum Annual Royalty
1	[**]
2	[**]
3	[**]
4	[**]
5 — 10	[**]
Such minimum annual royalty amount shall not be construed as a limitation in any way on the annual royalty payment due from Licensee to Licensor, it being understood that the royalty in any Contract Year for Net Sales shall not exceed the higher of (a) the applicable royalty amount as described in this Section 6.2 (i.e., [**]% and/or [**]% of Net Sales, as the case may be), or (b) the minimum royalty for that Contract Year. If the royalty actually due under this Agreement based on Net Sales is less than the applicable annual minimum royalty, Licensee shall pay Licensor, no later than thirty (30) days after the end of the preceding 12-month period, the applicable annual minimum royalty amount to meet its obligations in this Section 6.2. If Licensee fails to pay Licensor the minimum annual royalty amount in any Contract Year, Licensee shall promptly confer with Licensor to review Licensee’s sales data and the relevant market conditions. Licensee shall present to Licensor a business plan for improving the sales performance (the “Improvement Plan”). Licensee shall promptly implement the Improvement Plan. In addition, Licensor shall have the right to change the exclusive license grant under Section 2.1 of this Agreement to a non-exclusive license upon sixty (60) days notice to Licensee. Such change to a non-exclusive license is Licensor’s sole remedy for the first occurrence of nonpayment of minimum annual royalties; specifically, Licensor would not have the right to terminate this Agreement pursuant to Section 8.2 for material breach or default for the first occurrence of nonpayment of minimum annual royalties. If Licensee does not pay Licensor the minimum annual royalty amount in any subsequent Contract Year, then Licensor shall have the right to terminate this License Agreement upon thirty (30) days prior written notice to Licensee. For purposes of clarity, Licensee’s failure to pay quarterly royalties based upon actual sales of Product Components shall be considered a material breach of this Agreement.

     6.3 Licensee shall pay to Licensor [**] percent ([**]%) of all Sublicense Consideration.
     6.4 Licensee shall keep accurate records of all sales of Products, shall render written statements thereof to Licensor within thirty (30) days after the end of each Contract Year quarter during the term of this Agreement, and shall pay to Licensor with each such statement the amount of all royalties earned during the corresponding Contract Year quarter. All such quarterly royalty payments shall be calculated by Licensee using $[**] as the baseline amount ($[**] = one-quarter of $[**]). For purposes of clarity, Licensee shall make quarterly royalty payments based upon actual Net Sales of Product Components in such quarter. The written statements will provide details of Net Sales by Product Components and by package, including reasonable detail as to the computation of the Net Sales during such quarter. The written statements shall be mailed (via certified mail, return receipt requested) to Licensor at the addresses indicated above. Licensee shall impose the same reporting requirements upon its Sublicensees, except that the information shall be determined within twenty (20) days from the end of each Contract Year quarter so that Licensee may pay the royalties earned on sales by Sublicensees simultaneously with Licensee’s royalties. Payment of royalties and license fees shall be made by wire transfer, in U.S. Dollars, in accordance with wire transfer instructions provided to Licensee, or in such other manner as the parties may agree in writing.
     6.5 Upon expiration of all of the Patents, or if all of the Patents shall be determined by the final, non-appealable order of a court or courts of competent jurisdiction to be invalid (either, a “Patent Default”), notwithstanding the 10-year term in Section 8.1, Licensee shall continue to have all rights under this Agreement, but shall only have the obligation to pay Licensor the 50% Royalty on sales of Product Components made after the date of expiration or invalidity covered only by the Patents expired or invalidated.
     6.6 Once per calendar year during the term of this Agreement, Licensor shall have the right to have Licensee’s books and records audited by an accountant of Licensor’s choosing to ascertain the accuracy of Licensee’s reports. Such audits shall be scheduled within thirty (30) days following delivery of notice by Licensor to Licensee and shall be performed during Licensee’s normal business hours and shall be conducted in a manner that does not interfere unreasonably with Licensee’s business. In the event that any audit determines that the reported Net Sales was less than ninety-five percent (95%) of actual Net Sales for the period in question, Licensee agrees to pay the additional royalties, plus a late fee equal to 1 1/2% per month of the amount of all royalty payments that were not accurately and timely made, and the actual cost of such audit. If any audit determines that the reported Net Sales was not less than ninety-five percent (95%) of actual Net Sales for the period in question, Licensee agrees to pay the additional royalties (if any), plus a late fee equal to 1 1/2% per month of the amount of all royalty payments that were not accurately and timely made (if any); however, the actual cost of such audit shall be paid by Licensor.

     7. Product Development and Regulatory Approval; Commercialization.
     7.1 Licensee shall be responsible for all Product development fees and costs, and for all FDA and regulatory filings, in the Territory. Licensee shall obtain all required authorizations from all governmental bodies and regulatory agencies relating to Licensee’s marketing, sale and distribution of the Products within the scope of the Field in the Territory. Licensee and Licensee’s Sublicensees shall be solely responsible for obtaining and securing all such required authorizations, and Licensee shall have the final decision-making authority with respect to all aspects of the required authorizations of the Products.
     7.2 Licensee shall be responsible for commercializing the Products within the scope of the Field in the Territory. Decisions regarding matters such as advertising and promotion shall be the sole responsibility of Licensee, provided however that Licensee’s commercialization activities shall be consistent and in compliance with governmental authorizations for the Products and with the terms of this Agreement.
     7.3 Licensee shall set prices for Products in the Territory and shall obtain all governmental pricing approvals as may be required. Licensee shall also be responsible for distribution of the Products within the scope of the Field in the Territory.
     7.4 Licensee will prepare or have prepared all Promotional Materials. Any placement, use or distribution of Promotional Materials which contains any Trademark or any reference to Licensor shall be subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld or delayed. Licensee shall submit to Licensor for approval drafts of all Promotional Materials, prior to use. Licensor shall promptly evaluate Promotional Materials submitted to it by Licensee and shall use reasonable efforts to approve or disapprove such Promotional Materials in writing within ten (10) business days after receipt. Any submission which is not revised or disapproved in writing by Licensor within a fifteen (15) business day period shall be deemed approved. Printing of Promotional Materials in advance of receiving Licensor’s written approval is done at Licensee’s own risk. Licensee shall have no such obligation with respect to any of Licensee’s Mark(s). Licensee shall provide to Licensor two (2) samples of all printed Promotional Materials.
     7.5 Licensor shall be responsible for all product development as such development relates to the Device, the abrasive tip, and the reference electrode ring. As set forth in Section 7.1 above, Licensee shall be responsible for all Product development fees and costs.
     8. Term and Termination.
     8.1 This Agreement and the rights and licenses granted hereunder shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall extend until the later of (i) the tenth anniversary of the first Commercial Sale within the scope of the Field in the Territory or (ii) expiration of the last to expire of the Patents in the Territory. Notwithstanding the foregoing, upon the expiration of the term, Licensee shall have a paid-up license and shall continue to have all rights under this

Agreement, but shall have no obligation to pay Licensor any further royalties on sales of Product Components.
     8.2 Upon any material breach or default under this Agreement, the non-breaching party may terminate this Agreement by providing thirty (30) days’ written notice to the breaching party. Said termination shall become effective at the end of such thirty (30) day period unless, during such period, the breaching party cures such defect or default.
     8.3 Any party may immediately terminate this Agreement if a party is adjudicated a bankrupt or becomes insolvent, or enters into a composition with creditors, or if a receiver is appointed for it.
     8.4 Upon termination of this Agreement for any reason, (a) Licensee shall fully account for, and pay to, Licensor all royalties within sixty (60) days of such termination; (b) Licensee shall immediately transfer to Licensor (i) copies of all information, reports, submissions and data relating to the Products and generated during the term of this Agreement, and (ii) all rights which Licensee may have gained under this Agreement; and (c) all rights and licenses granted to Licensee pursuant to this Agreement shall immediately terminate. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which accrued prior to the effective date of such termination.
     8.5 Notwithstanding Section 8.4, upon termination of this Agreement for any reason, Licensee and its Sublicensees, Affiliates, distributors, agents and wholesalers shall, without restriction, and in their sole discretion, have the right to market and sell Products remaining in their inventory for a total of one hundred eighty (180) days after receipt of notice of termination. Any and all royalty payments due Licensor shall be made pursuant to Section 6.
     9. Patent Enforcement.
     9.1 Infringement of Patents by Third Party. Licensor, at its own expense, shall have the first option to police the Patents for use in the Field in the Territory against infringement by other parties within the Territory, but Licensor shall, when practicable, notify Licensee in writing twenty (20) days before filing any suit. This right to police includes the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise at Licensor’s expense and through counsel of its selection. Licensor has full authority to settle on such terms as Licensor determines, except that Licensor shall not reach any settlement whereby it provides a license for future activities to a third party under the Patents for use in the Field in the Territory without the consent of Licensee, which consent Licensee can withhold for any reason. Licensee shall provide reasonable assistance to Licensor with respect to such actions, but only if Licensor reimburses Licensee for out-of-pocket expenses incurred in connection with any such assistance rendered at Licensor’s request or reasonably required by Licensee and if Licensor notifies Licensee, when practicable, in writing twenty (20) days before filing any suit. Licensee retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Section 9.1.
     If Licensor exercises its option to police the Patents pursuant to this Section 9.1, Licensor shall retain one hundred percent (100%) of any recovery or settlement received after reimbursement of Licensee’s out-of-pocket expenses incurred under this Section 9.1.
     If Licensor does not exercise its option to police the Patents under this Section 9.1, Licensee shall have the option, but not the obligation, to so police the Patents for use in the Field within the Territory, and Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due during the course of any such litigation to Licensor under this Agreement under the following terms. Licensee may apply the amounts withheld to pay Licensee’s out-of-pocket litigation expenses, including reasonable attorneys’ fees. If Licensee recovers damages in the patent litigation, the award shall be applied first to satisfy Licensee’s unreimbursed expenses and legal fees for the litigation, next to reimburse Licensor for any payments under this Agreement which are past due or were withheld pursuant to this Section 9.1, and then to reimburse Licensor for any other unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided equally between Licensor and Licensee.
     Notwithstanding the foregoing, Licensor and Licensee each has the right to institute and prosecute a separate additional action or proceeding against a third party if Licensor or Licensee determines that it has suffered damages as a result of the alleged infringement.
     9.2 Infringement of Third Party Rights. If Licensor and/or its Affiliates, or Licensee, its Affiliates, Sublicensees, distributors or other customers are sued or threatened with suit by a third party alleging infringement of patents or other intellectual property rights that are alleged to cover the manufacture, use, sale, importation, exportation or distribution of one or more Products, the sued or threatened party shall promptly notify the other in writing and provide a copy of the lawsuit or claim. Licensor and Licensee shall each be permitted at all times to defend itself, through counsel of its own choice.
     If a Defense Action arises, Licensor shall in each instance have the first option to control the defense in any such claim or suit. Within ten (10) calendar days of learning of the claim or suit, Licensor shall provide notice to Licensee of whether or not it will control the defense of such claim or suit. If Licensor exercises its option to control the Defense Action, Licensee shall fully cooperate with Licensor in the defense of any such suit. Licensor shall keep Licensee timely informed of material developments in the defense of such claim or suit. If Licensor does not exercise its option to control the Defense Action, Licensee shall control the Defense Action, and Licensor shall fully cooperate with Licensee in the defense of any such suit. Licensee shall keep Licensor timely informed of material developments in the defense of such claim or suit. The Total Claim Amount expended by each of Licensor and Licensee shall be shared equally (subject to the below limitation on quarterly royalty payments) by Licensor and Licensee. Licensee shall deduct royalty payments otherwise due to Licensor under this Agreement to account for Licensor’s share in the Total Claim Amount. Notwithstanding the foregoing, if amounts are paid in response to a Defense Action, (i) Licensor shall at no time be paid royalty amounts less than 6% of Net Sales, regardless of the amounts paid in satisfaction of the Total Claim Amount, and (ii) Licensee’s sole means of collecting Licensor’s share of the Total Claim Amount shall be through the reduction of royalties otherwise due to Licensor from Licensee.
     The terms of this Section 9.2 shall not apply to or affect Licensor’s or Licensee’s indemnity obligations per Section 10.
     9.3 In the event any party learns of facts that might reasonably result in a lawsuit involving the Patents, the Trademarks, the Products and/or this Agreement, or in the event any party is sued for matters involving the Patents, the Trademarks, the Products and/or this Agreement, such party shall promptly notify all other parties to this Agreement.
     10. Indemnity. Licensee shall defend, indemnify and hold Licensor (and its directors, officers, medical and professional staff, employees and agents) and their respective successors, heirs and assigns harmless from and against all costs, liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims, suits, actions, demands, or judgments of third parties against Licensor based on, or arising out of, (a) Licensee’s breach of any representation, warranty, covenant or obligation in this Agreement, (b) the clinical development, regulatory development, marketing, manufacture, use, sale and/or export of any Product Component by Licensee, (c) the clinical development, regulatory development, marketing, use, sale and/or export of any Device by Licensee, or (d) the exercise of the licenses granted under this Agreement. Licensor shall defend, indemnify and hold Licensee and its directors, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns harmless against all costs, liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims, suits, actions, demands, or judgments of third parties against Licensee based on, or arising out of, (a) Licensor’s breach of any representation, warranty, covenant or obligation in this Agreement, or (b) the development (excluding clinical and regulatory development), use, and/or manufacture of any Device or any Product Component manufactured by Licensor. Nothing herein is intended to relieve any party from liability for its own act, omission or negligence. No party shall have any liability to another party for consequential damages of the other party. Notwithstanding the above, the indemnity obligations provided here extend to the parties only and no right shall be established or inferred to benefit any third person.
     11. Insurance. Licensee shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in the Territory product liability insurance in such amounts as is customary in the industry, but in no event less than $2,000,000. Such product liability insurance shall name Licensor as an additional named insured. Within thirty (30) days of receiving written request, Licensee agrees to furnish Licensor with a certificate of insurance evidencing such coverage, and in no event shall Licensee manufacture, distribute, or sell the Products prior to obtaining such insurance. Licensor shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in the Territory standard comprehensive general liability insurance. Within thirty (30) days of receiving written request,

Licensor agrees to furnish Licensee with a certificate of insurance evidencing such coverage. Notwithstanding the foregoing, Licensor’s obligation to maintain such insurance shall extend for five (5) years beyond the date that Licensor entirely ceases distributing and selling products. Licensor shall provide notice to Licensee if and when Licensor intends on terminating any such insurance policy.
     12. Notices. Any notice required by this Agreement must be in writing and sent to an executive officer at the appropriate party’s address first written above (or to another address designated by the party to receive such notice) by registered mail or by an internationally-recognized courier service, in either case with a signature proof of receipt.
     13. Assignment. The parties shall not have the right to assign this Agreement, or any rights or obligations granted hereunder without the prior written consent of the other party (such consent not to be unreasonably withheld). An assignment shall not release the assignor or affect the rights of the non-assigning party against the assignor. Notwithstanding the foregoing, provided the assigning party remains liable for all its obligations under this Agreement, Licensee and Licensor may assign any of their respective rights and/or delegate any of its duties to their respective Affiliates. Notwithstanding the foregoing, any party may transfer its rights and delegate its duties under this Agreement in connection with its merger, acquisition or consolidation with another person or firm, provided that such person or firm shall first have agreed with Licensor and Licensee in writing to perform the transferring party’s obligations and duties hereunder.
     14. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code. The parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code, Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Licensee unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Licensee.
     15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors and permitted assigns, but nothing contained in this paragraph shall be deemed to grant a right to make assignments other than as is above provided.
     16. Governing Law; Jurisdiction. Any and all disputes, controversies, differences or claims arising from or related to this Agreement, or the interpretation, making, performance, breach or termination thereof or transactions conducted pursuant to the rights and duties granted by this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding Delaware’s conflict of laws principles. Neither party shall commence any litigation against the other arising out of this Agreement or the termination of this Agreement except in a court located in the State of Delaware. Each party consents to jurisdiction over it by and exclusive venue in such a court.
     17. Complete Agreement. This Agreement, including its attached exhibits, contains the entire agreement between the parties regarding its subject matter, and supersedes all previous agreements and negotiations.
     18. Amendment. None of the terms of this Agreement shall be amended or modified except in a writing signed by both parties.
     19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall be deemed an original hereof.
     20. Waiver. No failure of a party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event the continuance or repetition of the circumstances giving rise to such right.
     21. Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any right and remedies otherwise available at law or in equity.
     22. Headings. Article and section headings in this Agreement are included for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     23. Independent Contractor Relationship. Licensor and Licensee shall act solely as independent contractors and nothing in this Agreement shall be construed to create a partnership or joint venture, principal/agent, employer/employee or other fiduciary relationship. No party has the power or authority to act for, bind or commit any other party in any way. No party is authorized to make any statement, claims, representation or warranties, or to act on behalf of another party, except as specifically authorized in writing by the other.
     24. Survival of Sections. Sections 2.1-2.7 (inclusive), 3, 4.2, 6, 8.4, 8.5, 9, 10, 12, 13, 15, 16, 17, 18, 19, 21, 23 and 24 shall survive termination or expiration (as the case may be) of this Agreement and shall remain in full force and effect. The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall nonetheless be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.
     25. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other agreement or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such agreement or instrument and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

     26. Use of Name. Licensor and Licensee shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement except as they may mutually agree and except as required under Federal securities laws or other laws applicable to Licensor and Licensee. Neither party shall use the name of the other party in any advertising, promotional or sales literature, or in any other form of publicity without prior written consent obtained from the other party in each case, which consent shall not be unreasonably withheld.
     27. Third Party Beneficiaries. This Agreement confers no benefits, rights, or remedies on any individual, entity, or other person who is not a party to this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the Effective Date.

ECHO THERAPEUTICS, INC.
/s/ Patrick T. Mooney
By: Patrick T. Mooney
Its: Chairman and Chief Executive Officer

FERNDALE PHARMA GROUP, INC.
/s/ Michael J. Burns
By: Michael J. Burns
Its: President and Chief Operating Officer

SCHEDULE A
THE PATENTS
“Skin Permeation Device for Analyte Sensing or Transdermal Drug Delivery”
Applications Pending

Country	Serial No.	Date Filed	Status
United States	12/110,034	04/25/08	Pending
PCT Applications Pending

Serial No.	Publication No.	Publication Date	Filing Date	Status
PCT/US2008/61623	WO08/134545	11/06/08	04/25/08	Pending

SCHEDULE B
THE PRODUCTS
     A mechanical skin ablation device including embedded software, with charging stand, known as Prelude™.
     An assembled kit to be used with Prelude™, which is comprised of the following components:
•	an abrasive tip;

•	a reference electrode ring;

•	Benzalkonium Chloride for skin preparation; and

•	topical 4% lidocaine cream.

SCHEDULE C
THE TRADEMARKS

Trademark	Country	Application No.
Prelude	United States	77/732,793
Prelude SkinPrep System	United States	77/732,783

SCHEDULE D
1. Licensor’s proprietary wireless, needle-free, transdermal continuous glucose monitoring system known as the Symphony™ tCGM System.
2. Licensor’s proprietary AzoneTS™ platform-based drug products, with the exception of a combination of lidocaine and Azone TS™.